EXHIBIT 99.1

United Technologies announces new leadership and organizational structure

Changes improve competitive position and long-term growth opportunities

HARTFORD, Conn., Sept. 28, 2011 – United Technologies Corp. (NYSE: UTX) today announced a new organizational structure that groups some of the company’s businesses into new aerospace and commercial organizations. This new structure will allow United Technologies to better serve customers through greater integration across product lines and to drive growth by taking full advantage of technology investments and the company’s global footprint.

Effective immediately, Geraud Darnis is appointed President and Chief Executive Officer of UTC Climate, Controls and Security Systems, which is comprised of the combined Carrier Corp. and UTC Fire & Security units. For the balance of 2011, Carrier and UTC Fire & Security will continue to report financial and operational results separately.

“Geraud’s strong customer relationships, deep knowledge of the global building markets, and proven leadership capabilities – most recently demonstrated by the highly successful Carrier portfolio transformation – will serve him well as he drives growth in the combined portfolio and achieves greater efficiencies across the new UTC Climate, Controls and Security Systems organization,” said UTC Chairman & Chief Executive Officer Louis Chênevert.

Also effective immediately, Alain Bellemare is appointed President and Chief Operating Officer of UTC Propulsion and Aerospace Systems. He will have operating responsibility for Pratt & Whitney and Hamilton Sundstrand with the presidents of both units reporting directly to him.

“Alain is particularly well qualified for this new role given his track record of outstanding operating performance and his demonstrated leadership capabilities,” Chênevert said. “His strong program management experience, coupled with his understanding of global competition and outstanding customer relationships, will serve him well as he leads this exciting new UTC aerospace sector and positions the company to take full advantage of recent platform wins at Pratt & Whitney and Hamilton Sundstrand.”

This structure will allow United Technologies to respond to changing customer demands by providing more fully integrated products and solutions, including a new level of efficient building controls and systems, as well as, integrated propulsion and aircraft systems for next generation platforms.

“United Technologies’ strategy of investing in technology, even during economic downturns, has yielded great success, and I’m confident that the changes and appointments announced today will provide UTC with a powerful competitive advantage in the decades ahead,” Chênevert said.

In addition to the above leadership changes, Michael Dumais is appointed, effective immediately, President of Hamilton Sundstrand, where he has held a number of senior executive roles, including Vice President & General Manager, Customer Service, and, most recently, Vice President of Operations.

“Mike’s thorough knowledge of the global customer base combined with his strong operations and program execution experience, make him uniquely qualified to lead Hamilton Sundstrand,” Bellemare said.

United Technologies, based in Hartford, Conn., is a diversified company that provides high technology products and services to the building and aerospace industries.

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